Exhibit 99.1
HEARTWARE INTERNATIONAL REPORTS
SECOND QUARTER 2011 REVENUES OF $20.4 MILLION;
109% INCREASE FROM $9.8 MILLION IN SECOND QUARTER 2010
— First Half 2011 Revenues $38.4 Million Compared
to $20.5 Million in First Half 2010 —
— Conference call today at 5:00 p.m. U.S. E.T. —
Framingham, Mass. and Sydney, Australia, August 4, 2011 — HeartWare International, Inc. (NASDAQ: HTWR; ASX: HIN), a leading innovator of less invasive, miniaturized circulatory support technologies that are revolutionizing the treatment of advanced heart failure, today announced revenues of $20.4 million for the second quarter ended June 30, 2011. This represents a 109 percent increase from $9.8 million in revenues for the same period of 2010. For the six months ended June 30, 2011, the Company generated revenues of $38.4 million, compared to $20.5 million in the first half of 2010.
“During the second quarter, we generated global sales for the HeartWare® Ventricular Assist System of 226 units, up from 207 units in the first quarter of 2011, and up from 116 units in the second quarter of 2010. In international markets, we are fortunate to have the strong support of our 64 customers in 20 countries, with 152 pumps sold to customers outside of the U.S.,” stated Doug Godshall, President and Chief Executive Officer. “The international markets accounted for 69 percent, or approximately $14.1 million, of our 2011 second quarter revenues, up from $7.9 million in the second quarter of 2010.”
“In the U.S., where second quarter revenues more than tripled to $6.3 million compared to $1.9 million in the second quarter of 2010, we now have 47 of the planned 50 U.S. sites approved for implantation in our 450-patient destination therapy study, and 189 patients have been randomized and enrolled,” added Mr. Godshall. “In the second quarter, enrollment in our destination therapy study climbed nearly 50 percent from first quarter levels, from 43 to 63 patients. Enrollment in the 94-patient Continued Access Protocol (CAP) allotment under our bridge-to-transplant clinical study decreased from 29 patients in the first quarter 2011 to 22 patients enrolled in the second quarter of 2011.”
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Total operating expenses for the second quarter of 2011 were $20.2 million, compared to $15.2 million in the same period of 2010. Research and development expense was $10.3 million for the second quarter of 2011, compared to $7.5 million in the same period of 2010, primarily attributable to the Company’s ongoing Pre-Market Approval application process and increased expenditure on HeartWare’s pipeline technologies, including the commencement of final preclinical testing for the next generation MVAD platform. Selling, general and administrative expenses were $9.9 million in the second quarter of 2011, compared to $7.7 million in the second quarter of 2010. The increase reflects continued corporate growth to support expanding commercialization activities outside of the U.S. and the need to support clinicians in a larger number of centers around the globe.
Net loss for the second quarter of 2011 was $10.1 million, or a $0.73 loss per basic and diluted share, compared to a $10.0 million net loss, or a loss of $0.73 per basic and diluted share, in the second quarter of 2010. For the six months ended June 30, 2011, the Company recorded a net loss of $19.5 million, or a $1.40 loss per basic and diluted share, compared to a $14.5 million net loss, or a loss of $1.09 per basic and diluted share, in the first half of 2010.
At June 30, 2011, the Company’s balance sheet showed $198.8 million in cash, cash equivalents and investments, compared to $217.5 million at December 31, 2010. The decrease in cash, cash equivalents and investments in the six month period primarily reflects the purchase and manufacture of inventories of $7.5 million, the purchase of property, plant and equipment of $4.7 million and a semi-annual interest payment of $2.5 million related to the Company’s convertible senior notes.
HeartWare will host a conference call on Thursday, August 4, 2011 at 5:00 p.m. U.S. Eastern Daylight Time (being 7:00 a.m. Australian Eastern Standard Time, Friday, August 5, 2011) to discuss the Company’s financial results, highlights from the quarter and business outlook. The call may be accessed by dialing 1-877-941-4775 five minutes prior to the scheduled start time and referencing “HeartWare.” For callers outside the U.S., please dial + 1-480-629-9761. Doug Godshall, President and Chief Executive Officer and David McIntyre, Chief Financial Officer and Chief Operating Officer, will host the conference call.
A live webcast of the call will also be available at the Company’s website (www.heartware.com) by selecting “HeartWare Second Quarter 2011 Conference Call” under the section titled “Corporate Presentations” on the Home Page. A replay of the conference call will be available through the above weblink immediately following completion of the call.
About HeartWare International
HeartWare International develops and manufactures miniaturized implantable heart pumps, or ventricular assist devices, to treat Class IIIB / IV patients suffering from advanced heart failure. The HeartWare® Ventricular Assist System features the HVAD® pump, a small full-output circulatory support device (up to 10L/min flow) designed to be implanted next to the heart, avoiding the abdominal surgery generally required to implant competing devices. HeartWare has received CE Marking for the HeartWare System in the European Union and TGA approval in Australia. The device is currently the subject of United States clinical trials for two indications: bridge-to-transplant and destination therapy. For additional information, please visit www.heartware.com.
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HeartWare International, Inc. is a member of the Russell 2000® and its securities are publicly traded on The NASDAQ Stock Market and the Australian Securities Exchange.
HEARTWARE, HVAD, MVAD and HeartWare logos are registered trademarks of HeartWare, Inc.
Forward-Looking Statements
This announcement contains forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation our expectations with respect to the timing and progress of, and presentation of data related to, clinical trials, expected timing of regulatory filings and approvals, and research and development activities. Management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on forward-looking statements because they speak only as of the date when made. HeartWare does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. HeartWare may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation, the possibility the FDA does not accept our PMA application or approve the marketing of the HeartWare® Ventricular Assist System in the U.S., and those described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission. We may update our risk factors from time to time in “Part II, Item 1A ”Risk Factors” in our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, or other filings with the Securities and Exchange Commission.
For further information:
Christopher Taylor
HeartWare International, Inc.
Email: ctaylor@heartwareinc.com
Phone: +1 508 739 0864
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HEARTWARE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenues, net	$20,389	$9,757	$38,364	$20,460
Cost of revenues	7,913	4,293	15,509	9,974

Gross profit	12,476	5,464	22,855	10,486

Operating expenses:
Selling, general and administrative	9,892	7,689	18,556	12,244
Research and development	10,280	7,511	19,580	12,267

Total operating expenses	20,172	15,200	38,136	24,511

Loss from operations	(7,696)	(9,736)	(15,281)	(14,025)

Other income (expense), net	(2,400)	(246)	(4,246)	(501)

Net loss	$(10,096)	$(9,982)	$(19,527)	$(14,526)

Net loss per common share — basic and diluted	$(0.73)	$(0.73)	$(1.40)	$(1.09)

Weighted average shares outstanding — basic and diluted	13,923,258	13,682,734	13,911,993	13,322,531

HEARTWARE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30, 2011	December 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$118,844	$192,148
Short-term investments, net	79,998	21,330
Accounts receivable, net	15,248	19,053
Inventories, net	22,522	15,077
Prepaid expenses and other current assets	4,659	2,406

Total current assets	241,271	250,014
Property, plant and equipment, net	11,130	7,484
Long-term investments, net	—	4,006
Other assets, net	6,125	6,073

Total assets	$258,526	$267,577

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,336	$3,890
Accrued expenses and other current liabilities	8,331	7,001

Total current liabilities	11,667	10,891
Convertible senior notes, net	91,519	88,922
Stockholders’ equity	155,340	167,764

Total liabilities and stockholders’ equity	$258,526	$267,577

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